UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Immunicon Corporation

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3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2007

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Immunicon Corporation (the “Company”) will be held at 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006, on Tuesday, June 12, 2007, at 10:00 a.m. Philadelphia, Pennsylvania time, for the following purposes:

1.	To elect seven directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007;

3.	To approve an amendment to the Amended and Restated Equity Compensation Plan, as previously amended (the “Plan”), to increase by 250,000 shares the number of shares of common stock authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended;

4.	To approve an amendment to the Immunicon Corporation 2004 Employee Stock Purchase Plan (the “ESPP”) to increase by 200,000 shares the number of shares of common stock authorized for issuance or transfer under the ESPP and to approve the entire ESPP, as amended; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 19, 2007, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

James L. Wilcox
Vice President, Chief Counsel and Secretary

April 26, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Immunicon Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation by our board of directors of proxies for use at our 2007 Annual Meeting of Stockholders, to be held on June 12, 2007, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006, at 10:00 a.m. Philadelphia, Pennsylvania time. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 26, 2007.

The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by officers and employees, both in person and by mail, telephone, facsimile and other methods of communication. We may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by us.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies; Vote Required

Only the holders of shares of our common stock, par value $0.001 per share (the “Shares”), of record at the close of business on April 19, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. As of April 19, 2007, we had 27,713,941 shares outstanding. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on our books. A majority of the Shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting. Each stockholder is entitled to one vote for each Share owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in the manner specified on those proxies. If no instructions are given, the Shares will be voted by the proxy agents FOR the proposal to elect to our board of directors the seven nominees listed herein; FOR the proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants for the fiscal year ending December 31, 2007; FOR the proposal to approve the amendment to the Amended and Restated Equity Compensation Plan, as previously amended (the “Plan”), to increase by 250,000 Shares the number of Shares authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended; and FOR the proposal to approve an amendment to the Immunicon Corporation 2004 Employee Stock Purchase Plan (“the ESPP”) to increase by 200,000 Shares the number of Shares authorized for issuance or transfer under the ESPP and to approve the entire ESPP, as amended. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to James L. Wilcox, our Chief Counsel, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Election as a director requires a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to take action unless a greater percentage is required by our certificate of incorporation or bylaws.

A properly executed proxy marked “Withhold” with respect to the election of the director nominees will not be voted with respect to such director nominees, although it will be counted for purposes of determining whether there is a quorum. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast “for” or “against” are included. Abstentions may be specified on any proposals other than the election of directors and are considered Shares entitled to vote on these matters and therefore will have the effect of a vote against these proposals. Broker non-votes are not considered Shares entitled to vote on these proposals and therefore will not be taken into account in determining the outcome of the vote on these proposals. “Broker non-votes” occur when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS

Our board of directors is authorized to have up to eleven members. Our board of directors currently has eight members, of whom seven members are nominees for director this year. These nominees are: Jonathan Cool, J. William Freytag, Ph.D., Brian J. Geiger, Byron D. Hewett, Zola P. Horovitz, Ph.D., Allen J. Lauer and Elizabeth E. Tallett. Edward L. Erickson has declined to stand for re-election as director this year, which decision is not due to any dispute with the Company. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Each nominee has expressed his or her willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by our board of directors. Alternatively, our board of directors may decide to reduce the number of directors.

Set forth below is certain information with respect to the seven individuals currently serving as members of our board of directors who are also nominees for director this year.

Nominees for Terms Continuing Through the 2008 Annual Meeting

Jonathan Cool, 48, has served as one of our directors since January 2002 and serves on our Compensation Committee and Nominating and Governance Committee. From 2001 through 2005, Mr. Cool was a general partner at Foundation Medical Partners, a venture capital investment firm. Mr. Cool received a B.A. with Distinction and with Honors in Human Biology from Stanford University and an M.B.A. from Harvard University.

J. William Freytag, Ph.D., 55, has served as one of our directors since 1998 and serves on our Compensation Committee and Nominating and Governance Committee. He has also served as President, Chief Executive Officer and a director of Myogen, Inc., a publicly held pharmaceutical company, from 1998 to 2006, and as Chairman of the board of directors of Myogen from 2000 to 2006. Dr. Freytag holds a B.S. in biochemistry from Purdue University and a Ph.D. in biochemistry from the University of Kansas Medical Center.

Byron D. Hewett, 51, has served as one of our directors and our President and Chief Executive Officer since January 1, 2006. Mr. Hewett served as our President and Chief Operating Officer from April 2005 to December 31, 2005 and served as our Chief Operating Officer and General Manager, Cancer Products, from October 2004 to April 2005. Prior to joining us, he served most recently from April 2002 until June 2004 as Senior Vice President of Sales and Marketing and General Manager, North America, for Qiagen, Inc., where he led North American commercial operations. Mr. Hewett’s management responsibilities included oversight of sales, marketing, finance, human resources, information technology, training, and field, customer, and technical service for both the US and Canada. Prior to Qiagen, he served as vice president of worldwide marketing in the laboratory testing segment of Bayer Diagnostics (previously Chiron Diagnostics) from June 2000 to March 2002, responsible for strategy and marketing of Bayer’s global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation, and information and consulting businesses. Mr. Hewett holds a B.S. from the University of Virginia and a Masters in Management from Northwestern University.

Brian J. Geiger, 63, has served as one of our directors since August 2000. Mr. Geiger serves as Chair of our Audit and Compliance Committee and serves on our Compensation Committee and Nominating and Governance Committee. Mr. Geiger served as Executive Vice President and Chief Financial Officer of Ascendia Brands, Inc., a manufacturer, marketer and distributor of health and beauty aid products from May 2004 until July 2006. From 1997 to March 2004, Mr. Geiger served as Executive Vice President and Chief Financial Officer of Claneil Enterprises, Inc., a private equity firm. Mr. Geiger holds a B.A. in Economics from Rutgers University, an M.B.A. in Finance from Seton Hall University, and has been a C.M.A. since 1986.

Zola P. Horovitz, Ph.D., 72, has served as one of our directors since September 1997, serves as Chair of our Compensation Committee and serves on our Compensation Committee and Nominating and Governance Committee. Dr. Horovitz has served as a consultant to biotechnology and pharmaceutical companies since 1994. Dr. Horovitz is also a director of Avigen, Inc., BioCryst Pharmaceuticals, Inc., Genaera Corporation, Palatin Technologies, Inc., DOV Pharmaceutical, Inc., NitroMed Inc. and GenVec, Inc. He holds an M.S. and a Ph.D. in Pharmacology from the University of Pittsburgh.

Allen J. Lauer, 69, has served as one of our directors since November 2003 and serves on our Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee. Mr. Lauer has served as a Non-Executive Chairman of Varian, Inc., a supplier of scientific instruments and vacuum technologies since December 2003. From 2002 until his retirement as Chief Executive Officer in December 2003, Mr. Lauer served as Chairman and Chief Executive of Varian, Inc. Mr. Lauer has served as a director of Intermec, Inc. since February 2003. Mr. Lauer holds a B.S. in electrical engineering from Stanford University and a M.B.A. from University of California, Berkeley.

Elizabeth E. Tallett, 57, has served as one of our directors since July 1998, serves as Chair of our Nominating and Governance Committee and serves on our Compensation Committee and our Audit and Compliance Committee. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. Ms. Tallett is a director of Coventry Health Care, Inc., IntegraMed America, Inc., Principal Financial Group, Inc., Varian, Inc. and Varian Semiconductor Equipment Associates, Inc. She holds a B.Sc. with First Class Honors in Mathematics and Economics from the University of Nottingham, England.

Our board of directors unanimously recommends a vote FOR each of the foregoing nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2007

The Audit and Compliance Committee of our board of directors has appointed Deloitte as our independent registered public accountants for the fiscal year ending December 31, 2007 and has further directed that management submit the appointment of Deloitte as our independent registered public accountants for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of Deloitte as our independent registered public accountants. However, the Audit and Compliance Committee is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit and Compliance Committee will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit and Compliance Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of our stockholders.

The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to ratify the appointment of Deloitte. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

The following is a summary of the fees paid to Deloitte by us for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fee Category	2006	2005
Audit Fees (1)	$418,000	$295,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	26,000	12,000
All Other Fees (4)	108,000	70,000

Total Fees	$552,000	$377,000

(1)	Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of consolidated financial statements included in our Form 10-Ks and review of financial statements included in our Form 10-Qs, for the audit of the Company’s internal control over financial reporting, and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

(2)	We had no audit-related fees for the years ended December 31, 2006 and 2005.

(3)	Tax fees for the years ended December 31, 2006 and 2005, respectively, were for tax compliance, including the review or preparation of tax returns and general tax planning and advice.

(4)	All other fees for the years ended December 31, 2006 and 2005, respectively, were for services rendered in connection with our filings of our registration statements on Forms S-3 and S-8 and our issuance of convertible debt.

The Audit and Compliance Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Our board of directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED EQUITY COMPENSATION PLAN TO INCREASE BY 250,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE OR TRANSFER UNDER THE AMENDED AND RESTATED EQUITY COMPENSATION PLAN AND APPROVAL OF THE ENTIRE PLAN, AS AMENDED

Section 3(a) of the Plan states in part that, during each calendar year that the Plan is maintained, the number of Shares authorized for issuance or transfer under the Plan shall be increased without further action by our board of directors, and without further approval by our stockholders, in such amount as shall cause the number of Shares authorized for issuance or transfer under the Plan to equal 15% of our issued and outstanding Shares as of December 31 of the immediately prior year (on a fully-diluted basis); provided, however, that the maximum number of Shares to be added in any calendar year pursuant to Section 3(a) of the Plan shall not exceed 250,000. As such, on December 31, 2006, pursuant to Section 3(a) of the Plan, the total number of Shares authorized for issuance or transfer under the Plan increased from 4,516,667 Shares to 4,766,667 Shares, an increase of 250,000 Shares (the “Evergreen Shares”). No stockholder action or approval is being sought at the Annual Meeting in relation to the Evergreen Shares.

In addition, our board of directors has adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Plan that would further increase the total number of Shares authorized for issuance or transfer under the Plan from 4,766,667 Shares to 5,016,667 Shares, an increase of an additional 250,000 Shares. Our board of directors has directed that the proposal to amend the Plan to increase the number of Shares authorized should be submitted to our stockholders for their approval at the Annual Meeting. In addition, our stockholders are being asked to approve the entire Plan, as amended. Stockholder approval of the amendment of the Plan to increase the Shares authorized for issuance or transfer under the Plan, as well as of the entire Plan, as amended, is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Global Market (“Nasdaq”) listing requirements.

Our board of directors believes that the number of Shares currently available for issuance or transfer under the Plan, including the Evergreen Shares is not sufficient in view of our compensation structure and strategy. Our board of directors has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. In addition, our board of directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. Our board of directors believes that the availability of the additional 250,000 Shares will ensure that we continue to have a sufficient number of Shares authorized for issuance under the Plan.

The material terms of the Plan and proposed amendment are summarized below. A copy of the proposed amendment to the Plan is attached to this proxy statement as Appendix A. This summary of the Plan and the proposed amendment are not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan and the proposed amendment to which reference is made.

Material Features of the Plan

General.    The Plan provides that grants may be in any of the following forms: (i) incentive stock options; (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (iii) stock appreciation rights (“SARs”); (iv) stock awards; (v) stock units; (vi) dividend equivalents; and (vii) other equity awards.

With the addition of the Evergreen Shares as of December 31, 2006, the Plan currently authorizes the issuance of up to 4,766,677 Shares and as stated above, provides that if the authorized number of Shares under the Plan for any calendar year is less than 15% of our issued and outstanding Shares as of December 31 of the immediately preceding year (on a fully-diluted basis and assuming for such purpose the issuance of all Shares issuable pursuant to (i) the exercise of any then outstanding options, warrants or other rights to purchase Shares, and (ii) the Plan (to the extent not already issued or issuable pursuant to outstanding grants under the Plan)), this limit is automatically increased so that the authorized number of Shares under the Plan will equal 15% of our issued and outstanding Shares. The maximum number of Shares that can be added to the Plan as a result of this automatic increase in any calendar year cannot exceed 250,000 Shares, unless our board of directors determines that the maximum number will be a lesser amount. The automatic increase provision under the Plan expires on April 15, 2014, unless our stockholders approve a future increase. Since its effective date, the number of Shares authorized for issuance or transfer under the Plan has been increased as a result of this automatic increase provision on one occasion as of December 31, 2006. The stockholders are being asked to consider and approve an amendment that would, commencing on the date of the Annual Meeting, increase the number of Shares available for grants under the Plan by an additional 250,000 Shares, so that a total of 5,016,667 Shares may be issued under the Plan. The proposed amendment to increase the number of Shares authorized for issuance or transfer under the Plan is in addition to, and not intended to replace, the Evergreen Shares or the automatic increase provision under the Plan.

If and to the extent options granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards are forfeited, the Shares subject to such grants will become available again for purposes of the Plan. In addition, the Plan provides that if any Shares are used to pay the exercise price of an option, only the net number of Shares received by the grantee pursuant to such exercise will be considered to have been issued under the Plan and the remaining number of Shares subject to the option will again be available for issuance under the Plan. If any grants under the Plan are paid in cash, any Shares subject to such grants will also again become available for grant under the Plan.

The Plan provides that the maximum aggregate number of Shares that may be made with respect to grants to any individual during any calendar year is 1,000,000 Shares. If dividend equivalents are granted as “performance-based compensation,” as described below, the maximum amount that may be credited to an employee’s account in a calendar year under the Plan is $250,000.

Administration.    The Plan is administered and interpreted by our Compensation Committee. Our Compensation Committee has the authority to: (i) determine the individuals to whom grants will be made under the Plan; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant; and (v) deal with any other matters arising under the Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. Subject to any limitations in our corporate governance documents and applicable law, our Compensation Committee may delegate its authority under the Plan to one or more subcommittees or officers; however, no such delegation has been made under the Plan. Further, our board of directors may ratify or approve any grants under the Plan and will approve and administer all grants to our non-employee directors.

Eligibility for Participation.    All of our employees (including our officers) and employees of our subsidiaries are eligible for grants under the Plan. Our non-employee directors are also eligible to receive grants under the Plan. All of our consultants and advisors and all consultants and advisors of our subsidiaries are eligible to receive grants under the Plan. As of March 31, 2007, approximately 110 employees, seven non-employee directors, and one consultant were eligible to receive grants under the Plan.

Types of Awards.

Stock Options

The Compensation Committee may grant options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, so-called “nonqualified stock options” that are not intended to qualify (“NSOs”), or any combination of ISOs and NSOs. Anyone eligible to participate in the Plan may receive a grant of NSOs. Only our employees and employees of certain of our subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per Share for options on the date of grant. The exercise price of any option granted under the Plan may not be less than the fair market value of the underlying Shares on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per Share of an ISO granted to such person must be at least 110% of the fair market value of a Share on the date of grant. To the extent that the aggregate fair market value of Shares, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, the portion of such ISOs that exceed the limit will be treated as NSOs.

The Compensation Committee determines the term of each option; however, the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the grant instrument. Options may be exercised while the grantee is employed by or providing service to us or within a specified period of time after such termination of employment or service. A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) with the approval of the Compensation Committee, by delivering Shares already owned by the grantee (including Shares acquired in connection with the exercise of the option, subject to such restrictions as the Compensation Committee deems appropriate) and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such Shares; or (iii) by such other method as the Compensation Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the Shares on the date of exercise over the base amount set forth in the grant instrument. Such payment to the grantee will be in cash, in Shares, or in a combination of cash and Shares, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to us or within a specified period of time after termination of such employment or service.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation Committee determines appropriate. The Compensation Committee determines the number of Shares subject to the grant of stock awards and the other terms and conditions of the grant. The Compensation Committee will determine to what extent and under what conditions grantees will have the right to vote Shares and to receive dividends or other distributions paid on such Shares during the restriction period.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a Share or an amount based on the value of a Share at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in Shares, or in a combination of cash and Shares, as determined by the Compensation Committee.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents entitle the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the grant is outstanding and unexercised, on the Shares covered by the grant as if such Shares were then outstanding. Dividend equivalents may be granted in connection with any grants under the Plan and are payable in cash or Shares and may be paid currently or accrued as contingent obligations as a specified dollar amount or in the form of stock units. The terms and conditions of dividend equivalents are determined by the Compensation Committee.

Other Equity Awards

The Compensation Committee may grant other types of equity awards that would not otherwise constitute options, SARs, stock awards, stock units or dividend equivalents under the Plan. The Compensation Committee may grant other equity awards to anyone eligible to participate in the Plan. These grants will be based on, or measured by, Shares, and will be payable in cash, in Shares, or in a combination of cash and Shares. The terms and conditions for these grants will be determined by the Compensation Committee.

Qualified-Performance Compensation.    The Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents and other equity awards to employees. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per Share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality. These measures may be based on the employee’s business unit or our performance and that of our subsidiaries independently or as a whole, or a combination of the foregoing.

Adjustment Provisions.    If there is any change in the number or kind of Shares by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of Shares, by reason of a merger, reorganization or consolidation in which we are the surviving corporation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without receipt by us of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or our payment of an extraordinary dividend or distribution, the maximum number of Shares available for grants, the limit on the number of Shares any individual may receive pursuant to grants in any year, the number of Shares covered by outstanding grants, the kind of Shares to be issued under the Plan, and the price per Share may be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued Shares in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change of Control.    If a change of control occurs, unless the Compensation Committee determines otherwise, all outstanding options will automatically accelerate and become fully exercisable and the restrictions and conditions on all outstanding stock awards, SARs, stock units or other equity awards will immediately lapse.

If a change of control occurs where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation.

In the event of a change of control, the Compensation Committee also may take any of the following actions with respect to outstanding grants: (i) require that grantees surrender their outstanding options in exchange for payment by us, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the Shares subject to the grantee’s unexercised options exceeds the exercise price of the option; and (ii) after giving grantees the opportunity to exercise their outstanding options, the Compensation Committee may terminate any or all unexercised options at such time as the Compensation Committee determines appropriate.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under the Code, any applicable laws or stock exchange requirements. No grants may be issued under the Plan after April 15, 2014.

Modification to Price of Grants.    Except on account of an adjustment as described above, neither our Compensation Committee nor our board of directors can determine to revise the exercise price or other economic price provision of any grant under the Plan without obtaining stockholder approval for such action.

Prior Grants.    As of April 19, 2007, an aggregate of 449,860 Shares had been granted subject to restricted stock grants under the Plan, all of which remain outstanding but subject to restrictions under the Plan. As of April 19, 2007, stock options to purchase an aggregate of 3,955,452 Shares (net of cancellations) had been granted under the Plan, with 3,461,307 Shares subject to outstanding stock options as of such date and 494,145 Shares issued pursuant to the exercise of stock options as of such date. No SARs, stock units, dividend equivalents or other equity awards have been granted under the Plan. If the amendment to the Plan to increase the number of Shares authorized to be issued under the Plan is approved, the total number of Shares that may be issued under the Plan will be 5,016,667 Shares, meaning that 611,355 Shares will be available for grant under the Plan, based on outstanding Shares underlying grants under the Plan as of April 19, 2007.

No grants have been made under the Plan that are subject to stockholder approval at the Annual Meeting. It is not possible at present to predict the number of grants that will be made or who will receive any such grants under the Plan after the Annual Meeting.

The last sales price of our common stock on April 19, 2006, was $2.80 per Share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants under the Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to certain grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees in the Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual Shares. Future appreciation on Shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the Shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules arise under the following circumstances:

(i) If Shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture under section 83(b) of the Code).

(ii) If an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if Shares acquired upon exercise of such option are held for the longer of one year from the date of exercise and two years from the date of grant.

(iii) We will not be entitled to a tax deduction for compensation attributable to grants awarded to one of our named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000.

(iv) A grant may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or the Shares in settlement of the grant, if the grant constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted at the fair market value of our Shares on the date of grant will qualify as performance-based compensation. Stock awards, stock units, dividend equivalents and other equity awards granted under the Plan will only qualify as “performance-based compensation” when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Plan provides that we have the right to require the grantee of any award under the Plan to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation by having Shares acquired pursuant to the grant withheld, provided that the number of Shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The following table shows certain information concerning our common stock to be issued in connection with our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders	3,715,116	$3.71	567,833
Equity compensation plans not approved by security holders	—	$—	—
Total	3,715,116	$3.71	567,833

Vote Required for Approval

The proposal to approve the amendment to the Plan to increase by 250,000 Shares the number of Shares authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended, requires for its approval the affirmative vote of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

Our board of directors unanimously recommends a vote FOR Proposal 3.

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE IMMUNICON CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE BY 200,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE OR TRANSFER UNDER THE IMMUNICON CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN AND APPROVAL OF THE ENTIRE PLAN, AS AMENDED

On April 23, 2007, our board of directors adopted, subject to stock holder approval at the Annual Meeting, an amendment to the ESPP that would increase the total number of Shares authorized for issuance or transfer under the ESPP from 200,000 Shares to 400,000 Shares, an increase of 200,000 Shares. Our board of directors has directed that the proposal to amend the ESPP to increase the number of Shares authorized should be submitted to our stockholders for their approval at the Annual Meeting. In addition, our stockholders are being asked to approve the entire ESPP, as amended. Stockholders approval of the amendment of the ESPP to increase the Shares authorized for issuance or transfer under the ESPP, as well as of the entire ESPP, as amended, is being sought (i) in order for the ESPP to meet requirements of the Code and (ii) in order to meet the Nasdaq listing requirements.

Our board of directors believes that the number of Shares currently available for issuance under the ESPP is not sufficient in view of our compensation structure and strategy. Our board of directors has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to allow employees to purchase Shares under the ESPP. In addition, our board of directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees the opportunity to acquire or increase their proprietary interests in us. Our board of directors believe that the availability of the additional 200,000 Shares will ensure that we continue to have a sufficient number of Shares authorized for issuance under the ESPP.

The material terms of the ESPP and proposed amendment are summarized below. A copy of the proposed amendment to the ESPP is attached to this proxy statement as Appendix B. This summary of the ESPP and the proposed amendment are not intended to be a complete description of the ESPP. This summary is qualified in its entirety by the actual text of the ESPP and the proposed amendment to which reference is made.

Material Features of the ESPP

The ESPP was adopted by our board of directors on January 23, 2004, and became effective upon the effectiveness of the registration statement related to our IPO. The ESP permits eligible employees to purchase Shares through after-tax payroll deductions. 200,000 Shares have been reserved for issuance under the ESPP. The ESPP is intended to meet the requirements for an “employee stock purchase plan” under Section 423 of the Code.

The ESPP was implemented as part of a series of concurrent offering periods, with interim purchase dates every six months. The first offering period began on the effective date of the ESPP and ended on the last business day 24 months later. The plan administrator for the ESPP will determine the duration of each subsequent offering period (not to exceed 24 months). If the fair market value of our common stock on any interim purchase date is less than the fair market value of our common stock on the first date of the offering period, the participants in such offering period will, immediately after the purchase of Shares on such interim purchase date, be transferred from that offering period into the next offering period that commences after the interim purchase date, Eligible employees cannot participate in more than one offering period.

All of our employees whose regular employment is expected to be for more than 20 hours per week and for more than five months per calendar year are eligible to participate in the ESPP, provided that any employee who would own five percent or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

Each eligible employee who elects to participate in an offering period is granted an option to purchase our common stock on the first day of the offering period and the option will automatically be exercised on each interim purchase date during the offering period based on the employee’s accumulated contributions to the ESPP. For each offering period, the purchase price of each Share under the ESPP will be equal to 85% of the lesser of the fair market value per Share on the first day of the offering period or the fair market value of our stock on each interim purchase date.

Participants are generally permitted to allocate up to 10% of their compensation to purchase Shares under the ESPP. Participants may modify or end their participation in the ESPP at any time during any offering period. Participation ends automatically upon termination of employment or if the participant ceases to be an eligible employee. The maximum number of Shares that a participant may purchase on any interim purchase date may not exceed 200,000 Shares and the maximum number of Shares purchasable in the aggregate by all participants in the ESPP on any one interim purchase date may not exceed 200,000 Shares, subject to adjustment by the plan administrator prior to the beginning of the offering period. In addition, no participant my purchase more than $25,000 worth of our common stock during each calendar year under the ESPP.

If we experience a change in control while the ESPP is in effect, all outstanding purchase rights under the ESPP will automatically be exercised immediately prior to the effective date of any change in control and the purchase price for each Share under the ESPP on such purchase date will be equal to 85% of the lesser of the fair market value per Share on the first day of the offering period in which the participant is enrolled or the fair market value of our stock immediately prior to the change in control. If a change in control occurs, the limitation on the aggregate number of Shares that all participants may purchase on the purchase date will not apply.

The ESPP is administered by the Compensation Committee of our board of directors. Our board of directors may amend or terminated the ESPP at any time, with such amendment or termination to become effective immediately following the close of an interim purchase date. However, our board of directors may not amend the ESPP (except for permissible adjustments in the event of certain changes in our capitalization), alters the purchase price formula to reduce the purchase price payable for Shares purchasable under the ESPP, or modifies the eligibility requirements under the ESPP. Unless sooner terminated by our board of directors, the ESPP will terminate upon the earliest of: (i) the last business day in the ten year period following the effective date of the registration statement related to our IPO; (ii) the date all Shares available for issuance under the plan have been issued; or (iii) the date all purchase rights are exercised in connection with a change in control.

Vote Required for Approval

The proposal to approve the amendment to the ESPP to increase by 200,000 the number of Shares authorized for issuance or transfer under the ESPP and to approve the entire ESPP, as amended, requires for its approval the affirmative vote of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

Our board of directors unanimously recommends a vote FOR Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows information known by us with respect to the beneficial ownership of our common stock as of March 31, 2007, for each of the following persons:

•	our chief executive officer;

•	our chief financial officer;

•	each of our other three most highly compensated executive officers;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and named executive officers as a group.

The number of Shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission, or the SEC. Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power and includes any Shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 1, 2007, through the exercise of any warrant, stock option or other right. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares of our common stock underlying options and warrants that are exercisable within 60 days of March 1, 2007 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The following table is based on 27,678,203 Shares outstanding as of March 1, 2007. Unless otherwise indicated, the address of all individual and entities listed below is Immunicon Corporation, 3401 Masons Mill Road, Huntingdon Valley, Pennsylvania 19006.

Name and Address	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Directors and Named Executive Officers:
Edward L. Erickson (1)	522,843	1.73%
Byron D. Hewett (2)	349,062	1.16%
James G. Murphy (3)	321,509	1.07%
Leon W.M.M. Terstappen, M.D., Ph.D. (4)	380,067	1.26%
James L. Wilcox (5)	117,420	*
Jonathan Cool (6)	44,121	*
J. William Freytag, Ph.D. (7)	59,456	*
Brian J. Geiger (8)	43,929	*
Zola P. Horovitz, Ph.D. (9)	76,365	*
Allen J. Lauer (10)	41,631	*
Michael Kagan (11)	122,301	*
Elizabeth E. Tallett (12)	61,599	*

All Directors and Named Executive Officers as a Group (12 persons) (13)	2,140,303	7.20%

Five Percent Stockholders:
Canaan Partners (14)	1,854,690	6.24%
105 Rowayton Avenue
Rowayton, CT 06853

Name and Address	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Johnson & Johnson Development Corporation (15)	1,771,571	5.96%
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
AMVESCAP PLC (16)	1,626,258	5.47%
30 Finsbury Square
London EC2A 1AG
England X0 EC2A 1AG
TL Ventures (17)	2,258,449	7.60%
700 Building
435 Devon Park Drive
Wayne, PA 19087-1990

* Represents beneficial ownership of less than one percent of our outstanding common stock.

1)	Includes 442,128 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 107,721 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

2)	Includes 212,499 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 372,501 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

3)	Includes 222,251 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 131,197 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

4)	Includes 250,387 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 135,241 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

5)	Includes 106,584 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 36,418 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

6)	Includes 34,835 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 11,786 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

7)	Includes 50,170 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 11,786 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

8)	Includes 38,500 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 24,929 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

9)	Includes 59,171 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 14,929 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

10)	Includes 36,168 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 11,768 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

11)	Includes 109,836 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 12,334 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

12)	Includes 56,170 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 14,929 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

13)	Includes 1,618,699 Shares underlying options that are exercisable within 60 days of March 1, 2007. Excludes 885,539 Shares underlying options that are not exercisable within 60 days of March 1, 2007.

14)	Information is as of December 31, 2006 and is based on a Schedule 13G filed with the SEC jointly by (i) Canaan Equity II L.P., a Delaware limited partnership, (“CE II”), (ii) Canaan Equity II L.P. (QP) a Delaware limited partnership, (“CE II QP”), (iii) Canaan Equity II Entrepreneurs, LLC, a Delaware limited liability company, (“Entrepreneurs”), (iv) Canaan Equity L.P., a Delaware limited partnership (“CE”), (v) Canaan Equity Partners II LLC, a Delaware limited liability company and the general partner of CE II and CE II QP and the manager of Entrepreneurs, (“CEP II”), (vi) Canaan Equity Partners LLC, a Delaware limited liability company and the general partner of CE (“CEP”), (vii) John V. Balen, (viii) Stephen L. Green, (ix) Deepak Kamra, (x) Gregory Kopchinsky, (xi) Guy M. Russo, (xii) Eric A. Young, (xiii) Charmers Landing LLC (“Charmers”), a Delaware limited liability company, (xiv) Stonehenge LLC, a Delaware limited liability company (“Stonehenge”); and (xv) Waubeeka LLC (“Waubeeka”), a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Green, Kopchinsky and Russo, respectively. We refer to the individuals and entities identified in (i)-(xv) above collectively as the “Reporting Persons”. As of December 31, 2006, (i) CE II is the record holder of 978,837 Shares (the “CE II Shares”), (ii) CE II QP is the record holder of 437,863 Shares (the “CE II QP Shares”), (iii) Entrepreneurs is the record holder of 77,721 Shares (the “Entrepreneurs Shares”) and (iv) CE is the record holder of 360,269 shares of Common Stock (the “CE Shares,” together with the CE II Shares, CE II QP Shares and the Entrepreneurs Shares, the “Record Shares”). As the general partner of CE II and CE II QP and the manager of Entrepreneurs, CEP II may be deemed to beneficially own the CE II Shares, CE II QP Shares and the Entrepreneurs Shares. As the general partner of CE, CEP may be deemed to own beneficially the CE Shares. As individual managers of CEP II and CEP, Messrs. Balen, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares. As of December 31, 2006, each of Messrs. Kamra, Kopchinsky and Young were the record owner of 4,167 Shares. By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the shares held of record by Mr. Kopchinsky and the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially CE II Shares, CE II QP Shares and Entrepreneurs Shares.

15)	Information is as of December 31, 2004 and is based on a Schedule 13G filed with the SEC by Johnson & Johnson and Johnson & Johnson Development Corporation on February 3, 2005. These Shares are directly and beneficially owned by Johnson & Johnson Development Corporation. Johnson & Johnson Development Corporation is a wholly-owned subsidiary of Johnson & Johnson. Johnson & Johnson may be deemed to indirectly beneficially own the Shares by Johnson & Johnson Development Corporation.

16)

Information is as of December 31, 2006 and is based on a Schedule 13G filed with the SEC by AMVESCAP PLC, a United Kingdom entity, (“AMVESCAP”), on February 14, 2007. In accordance with Securities and Exchange Commission Release No.34-39538 (January 12, 1998), this statement on Schedule 13G or any amendments thereto is being filed by AMVESCAP on behalf of itself and its subsidiaries. AMVESCAP, through such subsidiaries, provides investment management services to institutional and individual investors worldwide. Executive officers and directors of AMVESCAP or its subsidiaries may beneficially own shares of the securities of the issuer to which this statement relates (the “AMVESCAP Shares”), and such AMVESCAP Shares are not reported in this statement. AMVESCAP and its subsidiaries disclaim beneficial ownership of AMVESCAP Shares beneficially owned by any of their executive officers and directors. Each of AMVESCAP’s direct and indirect subsidiaries also disclaim beneficial ownership of AMVESCAP Shares beneficially owned by AMVESCAP and any other subsidiary.

17)	Information is as of December 31, 2004 and is based on a Schedule 13G filed with the SEC by TL Ventures III L.P, (“TL III”), on February 11, 2005. TL III, TL Ventures III Offshore L.P. (“TL III Offshore”) and TL Ventures III Interfund L.P. (“TL III Interfund”) are venture capital funds, which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 1,818,432 shares; TL III Offshore is the record holder of 380,641 shares; and TL III Interfund is the record holder of 59,376 shares. TL Ventures III Manager LLC is the sole general partner of TL Ventures III General Partner L.P., the sole general partner of TL Ventures III Management L.P., the sole general partner of TL III, and TL Ventures III Manager LLC is the sole general partner of TL Ventures III General Partner L.P., the sole general partner of TL III Interfund. As such, TL Ventures III Manager LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures III Manager LLC. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners L.P., which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

The following table shows certain information concerning our common stock to be issued in connection with our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders	3,715,116	$3.71	567,833
Equity compensation plans not approved by security holders	—	$—	—
Total	3,715,116	$3.71	567,833

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Please see the disclosure under the heading “Executive Compensation” in this Proxy Statement regarding compensation and severance arrangements and agreements between us and our executive officers.

DIRECTORS, EXECUTIVE OFFICERS AND COPORATE GOVERNANCE

Named Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of each of our named executive officers other than Byron D. Hewett, whose biographical information appears under the section of this proxy statement entitled, “Proposal 1: Election of Seven Directors.” In accordance with our publicly announced succession plan, Mr. Erickson ceased to be an executive officer and employee on March 31, 2006 and will serve as non-executive Chairman of the Board until the Annual Meeting. Mr. Erickson has decided not to stand for re-election at the Annual Meeting.

Leon W.M.M. Terstappen, M.D., Ph.D., 51, has served as our Senior Vice President, Research and Development, and as our Chief Scientific Officer since 1999. He is the inventor or a co-inventor of 33 issued US patents. Dr. Terstappen holds a Ph.D. in Applied Physics from Twente University, The Netherlands, and an M.D. from Groningen University Medical School, The Netherlands.

James G. Murphy, 51, has served as our Senior Vice President, Finance and Administration, and as our Chief Financial Officer since September 2000. Mr. Murphy has also been a Director and Chairman of the Audit Committee of BioMimetic Therapeutics, Inc. a publicly held company, since 2005. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant.

James L. Wilcox, Esq., 55, has served as our Vice President, Chief Counsel and Secretary since April 2004, and was a consultant to us and our Chief Counsel since September 2000. Mr. Wilcox received a B.S. in Chemistry and Physics from Bowling Green State University in 1972 and a J.D. from The University of Toledo College of Law, where he was editor of the law review, in 1980.

Michael T. Kagan, 51, has served as our Vice President, Manufacturing since May 2004 and our Vice President, Engineering from 1999 to 2004. Mr. Kagan holds ASET and BSET degrees from Wentworth Institute of Technology and completed various graduate studies in Biomedical Engineering at Worcester Polytechnic Institute and Case Western Reserve University.

Information with respect to the Section 16(a) compliance of our directors and executive officers is set forth under the heading Section 16(a) Beneficial Ownership Reporting Compliance in this Proxy Statement.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and have also adopted corporate governance guidelines.

Affirmative Determinations Regarding Director Independence and Other Matters

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our board of directors consults with our outside counsel to ensure that determinations of our board of directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Our board of directors, in applying the above-referenced standards, has affirmatively determined that all of our current directors are “independent” with the exception of Mr. Hewett. Additional information with respect to the members of our board of directors and executive officers is set forth under the heading “ Proposal 1: Election of Seven Directors” in this Proxy Statement.

Meetings of Independent Directors

Our independent directors meet in regularly scheduled executive sessions without management present.

Board and Committee Meetings

Our Board held 12 meetings during our last fiscal year ended December 31, 2006. During the last fiscal year, no current director attended fewer than 75% of the total number of meetings of our board of directors and the committees of which he or she was a member. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, we encourage, but do not mandate, director attendance at our annual meetings of stockholders, particularly with respect to directors who are up for election at that annual meeting. The standing committees of our board of directors are the Audit and Compliance Committee, the Compensation Committee and the Nominating and Governance Committee.

Below is a description of each committee of our board of directors. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit and Compliance Committee

The members of the Audit and Compliance Committee are Mr. Geiger, who serves as Chair of the Audit and Compliance Committee, Ms. Tallett and Mr. Lauer. Our Audit and Compliance Committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the Audit and Compliance Committee reviews the qualifications of our independent registered public accountants, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, the Audit and Compliance Committee meets with management and our independent registered public accountants prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

The Audit and Compliance Committee has adopted complaint procedures to enable confidential and anonymous reporting to the Audit and Compliance Committee of concerns regarding questionable accounting or auditing matters. The Audit and Compliance Committee operates under a formal charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Audit and Compliance Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that all of the members of the Audit and Compliance Committee meet the independence standard set forth by Nasdaq. Our board of directors has determined that Mr. Geiger qualifies as an “Audit and Compliance Committee financial expert,” as defined in applicable SEC rules. The Audit and Compliance Committee held 7 meetings during our last fiscal year.

All Audit and Compliance Committee members attended at least 75% of scheduled meetings of the Audit and Compliance Committee. Deloitte, our independent registered public accountants, reports directly to the Audit and Compliance Committee.

Compensation Committee

During 2006, the members of the Compensation Committee were: Dr. Horovitz , who served as Chair of the Compensation Committee, Mr. Cool, Dr. Freytag, Mr. Geiger, Mr. Lauer and Ms. Tallett. Our Compensation Committee has authority in matters relating to administration of our compensation plans and to set the salary and incentive compensation, including stock option grants, for our Chief Executive Officer and senior staff members.

The Compensation Committee operates under a formal charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Compensation Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that the members of the Compensation Committee meet the independence standard set forth by Nasdaq. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of 162(m) of the Code. The Compensation Committee held 5 meetings during our last fiscal year. All Compensation Committee members attended at least 75% of scheduled meetings of the Compensation Committee.

Nominating and Governance Committee

During 2006, the members of the Nominating and Governance Committee were: Ms. Tallett, who served as Chair of the Nominating and Governance Committee, Mr. Cool, Dr. Freytag, Mr. Geiger, Dr. Horovitz and Mr. Lauer. The Nominating and Governance Committee is responsible for reviewing and making recommendations on the composition of our board of directors and selection of directors by periodically assessing the functions of our board of directors and its committees, overseeing the annual evaluation of our board of directors and its committees, periodically reviewing our corporate governance guidelines and making recommendations to our board of directors regarding corporate governance matters and practices.

The Nominating and Governance Committee operates under a charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Nominating and Governance Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that the members of the Nominating and Governance Committee meet the independence requirements as set forth by Nasdaq. The Nominating and Governance Committee held 4 meeting during our last fiscal year. All Nominating and Governance Committee members attended at least 75% of scheduled meetings of the Nominating and Governance Committee.

Code of Conduct

We have adopted a Code of Conduct applicable to all employees, including all of our officers. Violations of the Code of Conduct may be reported to James L. Wilcox, our Chief Counsel, at Immunicon Corporation at 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006. Copies of this Code of Conduct can be obtained free of charge from our website, www.immunicon.com. With respect to any amendments or waivers of this Code of Conduct (to the extent applicable to the

Company’s chief executive officer, principal accounting officer or controller, or persons performing similar functions) the Company intends to either post such amendments or waivers on its website, www.immunicon.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K. We include the website address in this Proxy Statement only as an inactive textual reference and do not intend it to be an active link to our website. The material on our website is not part of this Proxy Statement.

Selection of Directors and Stockholder Nominations Process

In connection with our proxy solicitation relating to an annual stockholders’ meeting, our board of directors recommends a slate of nominees for election by our stockholders. In addition, our board of directors fills vacancies on our board of directors when necessary or appropriate. Recommendations or determinations of our board of directors are made after consideration of the recommendation of, and information supplied by, the Nominating and Governance Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including requirements for board committee membership. The Nominating and Governance Committee considers candidates for board membership suggested by its members and other board of director’s members, as well as management and stockholders. The Nominating and Governance Committee also may determine to retain third-party executive search firms to identify candidates from time to time.

Our board of directors and Nominating and Governance Committee consider board candidates based on various criteria, such as their broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Our board of directors and Nominating and Governance Committee also seek members from diverse backgrounds so that our board of directors consists of members with a broad spectrum of experience and expertise and with reputations for integrity. In determining whether to recommend a director for reelection, the Nominating and Governance Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and committees of the board on which the director served.

The Nominating and Governance Committee will consider director nominees recommended by stockholders who submit the following information in writing to James L. Wilcox, Chief Counsel, c/o Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, if such information is received at least 120 days before the one-year anniversary of the date of mailing of our materials for the prior year’s annual meeting of stockholders:

•	the candidate’s name, age, business address and, if known, residential address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of stock of the Company that are beneficially owned by the candidate; and

•	any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation l4A under the Securities Exchange Act of 1934, as amended.

The nominating stockholder must also include the following information about himself:

•	name and address, as they appear on the Company’s books;

•	the class and number of shares of stock of the Company that are owned, beneficially and of record, by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice.

The nominating stockholder must also include the following information about the beneficial owner, if any, on whose behalf the nomination is being made:

•	such beneficial owner’s name and address;

•	the class and number of shares of stock of the Corporation that are beneficially owned by such beneficial owner; and

•

a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company. In addition, stockholder nominations must comply with the provisions of our bylaws. See “Advance Notice Provisions” below.

Assuming that appropriate information has been provided on a timely basis as described above and in accordance with our bylaws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications to our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may send communications to our board of directors in writing, addressed to the full board of directors, individual directors or a specific committee of our board of directors, c/o James L. Wilcox, Chief Counsel, Immunicon Corporation, 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006. Our board of directors relies on our Chief Counsel to forward written questions or comments to the full board of directors, named directors or specific committees of our board of directors, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is responsible for determining, implementing, and maintaining fair, reasonable, and competitive compensation for the executive officers, while continuing to create stockholder value. In this Executive Compensation section, we address the compensation of our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers”.

Philosophy & Objectives

The Compensation Committee’s overall goals with respect to named executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance, and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides an incentive for retention. To achieve these objectives, the Compensation Committee has maintained, and expects to further implement and maintain, compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of key strategic goals.

The compensation elements used for named executive officers in 2006 were base salary, cash bonus and long-term incentives through equity awards and other compensation. The Compensation Committee believes that these three elements are the most effective combination in motivating and retaining the named executive officers at this stage in our development. The Compensation Committee meets outside the presence of all of our named executive officers to consider appropriate compensation for our chief executive officer. For our chief financial officer and each of our other named executive officers as of the end of the last fiscal year, the Compensation Committee meets outside the presence of all named executive officers except our chief executive officer.

Compensation Elements

The named executive officers’ compensation structure consists of base salary, cash bonus, long-term incentives through stock incentive grants and other compensation. There is no pre-established policy or target for the allocation between cash and incentive compensation. Rather, the Compensation Committee reviews information provided by the third party survey data to determine the appropriate level and mix of incentive compensation.

Base Salary. The Compensation Committee’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that include market value and prospective value to us, including the knowledge, experience, and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of our management, change the salary of an individual on the basis of its judgment for any reason, including our performance or that of the individual, changes in responsibility, and changes in the market for executives with similar credentials.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. All competitive and performance data are reviewed by the Compensation Committee in order to make compensation decisions that will maintain a competitive standing for each named executive officer, but not place them outside a reasonable range of compensation set by their peers in the industry. Salaries are set based on a review of the competitive data, consideration of individual performance, compensation relative to other executive officers, and the importance to stockholders of that person’s continued service.

The Compensation Committee awarded the following salary increases in January 2007.

Name	Percentage Base Salary Increase
Byron D. Hewett	10%
James G. Murphy	10%
Leon W.M.M. Terstappen, M.D., Ph.D	10%
James L. Wilcox	3%
Michael Kagan	3%

Cash Bonus. The purpose of the cash bonus program for named executive officers is to motivate and reward the achievement of specific preset corporate goals set by the board of directors, along with the achievement of individual performance goals. Whether established corporate and personal goals have been met at the end of the measurement period is agreed upon by the chief executive officer and the board of directors. Target cash bonuses for named executive officers are based upon analysis of competitive data (see “Setting Executive Compensation” below).

Our Compensation Committee has the authority to award discretionary annual bonuses to our executives according to our annual incentive bonus plan. The bonus plan provides for annual cash bonuses that are intended to compensate executives for achieving corporate financial and operational goals and for achieving individual annual performance objectives. The bonus is calculated as a percentage of the executive’s base salary, with higher ranked executives being compensated at a higher percentage of base salary. The corporate goals are set each year by our management and approved by our board of directors. Typically, there are ten corporate goals set by the Compensation Committee, these range from revenue achievements in each product area, cash goals, filings of regulatory documents, product launches and new market opportunities. If these goals are exceeded by 20%, the officers can be paid 1.75 times their target bonus. Individual goals for each executive are set by the chief executive officer and such executive, under the oversight and with the approval of our board of directors during our first board meeting of the year as part of our annual budgeting process. The corporate goals set by the Compensation Committee are related to achieving certain revenue levels, regulatory submissions, introduction of new products and achieving set cash levels.

The level of achievement of both the corporate and individual goals is monitored by the chief executive officer and other executives on an ongoing basis throughout the year. At the end of the year, as part of each executive’s evaluation and compensation review, the assessment of the performance of an executive in achieving the individual goals, as well as the executive’s contribution to achieving the corporate goals, is finalized.

The bonus is ordinarily paid in a single installment in the first quarter following the completion of a given fiscal year. Our Compensation Committee reviews and approves the annual bonus award for the chief executive officer, and for each other named executive officer. The Compensation Committee reviews and approves the bonus award after giving consideration to the chief executive officer’s performance assessment of each other named executive officer. For 2006, the target bonus awards (as a percentage of base salary) were as follows: chief executive officer, 50%; chief financial officer and chief scientific officer, 40%; other vice presidents and our general counsel, 30%. Based on the applicable performance ratings and discretionary awards, payments to the named executive officers were paid at 1.2 times the target and were paid to the named executive officers as follows:

	Percentage of Salary Payable at Target Award Level	Percentage of Salary Payable at the Maximum Target Level	Actual 2006 Bonus Award	Actual Award as Percentage of Base Salary
Byron D. Hewett	50%	90%	$204,000	62%
James G. Murphy	40%	70%	$120,000	48%
Leon W.M.M. Terstappen, M.D., Ph.D	40%	70%	$132,000	48%
James L. Wilcox	30%	53%	$84,000	37%
Michael Kagan	30%	53%	$78,000	36%

In addition, the Compensation Committee determined that these targets will slightly change for 2007, increasing the chief financial officer and the chief scientific officer’s targets to 45% of base salary.

Long-Term Incentives.

Stock Incentive Awards. Stock incentive awards are a fundamental element in our executive compensation program. The awards emphasize our long-term performance, as measured by creation of stockholder value and performance of our common stock.

Stock incentive awards may include stock options, non-vested (formerly referred to as restricted stock) awards, stock-equivalent units, and any other stock-based awards under Section 162(m) of the Internal Revenue Code, and are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value due to their link to the value of our common stock. Historically, we have relied solely on stock options as a means of providing equity incentives for our executives. More recently, we have also awarded non-vested stock to the named executive officers.

In determining the size of a stock incentive award to the named executive officer, the Compensation Committee considers Company performance, competitive data, and the individual’s scope of responsibility and performance. Most importantly, since the stock incentive award is meant to be a retention tool, the Compensation Committee considers the importance to stockholders of that person’s continued service.

We believe that long-term executive performance is achieved through an ownership culture that encourages long-term participation by our named executive officers in equity-based awards. Our stock compensation plans have been established to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our Compensation Committee believes that the use of stock and stock-based awards is an important component in achieving our compensation goals. The Compensation Committee reviews the vested and non-vested equity awards for each executive and seeks to grant annual awards with an annual aggregate value at competitive levels with comparable companies.

The option awards for our executives are granted by our board of directors at regularly scheduled meetings. The exercise price of our options is the closing price of our common stock on the date of those meetings or the date of grant. Each named executive officer is initially provided with an option grant when they join our Company based upon their position and their relevant prior experience. These initial grants generally vest over four years and no shares vest before the one year anniversary of the option grant. Additional option awards are granted at no less than 100% of the fair market value on the date of grant and vest over the first four years of the ten-year option term. We did not issue any stock incentive awards in 2006 to named executive officers.

Employee Stock Purchase Plan. In March 2004, our board of directors and stockholders approved our 2004 Employee Stock Purchase Plan, or the ESPP, to become effective upon the completion of our IPO. We have reserved an aggregate of 200,000 shares of our common stock for issuance under the ESPP. The plan permits eligible employees to purchase shares of our common stock through after-tax payroll deductions. Under the ESPP, eligible employees may purchase shares of our Common Stock at 85% of the stock price reported on The NASDAQ Global Market at specific, predetermined dates. We intend for the ESPP to meet the requirements for an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code. Under the ESPP, each participant is granted an option to purchase Shares during an offering period. Each offering period is typically a period of twenty-four months, unless the plan administrator determines otherwise. The purchase intervals run in six month intervals from October 16 to April 15 each year and from April 16 to October 15 each year, unless the plan administrator determines otherwise. If in an offering period in which the fair market value of our common stock on any purchase date is less than the fair market value of our common stock on the first day of the offering period, immediately after the purchase of the shares on such purchase date, the participant is automatically transferred to the next offering period that commences after the purchase date and will automatically be enrolled in such offering period.

Other Compensation. Consistent with our compensation philosophy to attract and retain talent, we intend to continue to maintain competitive employee benefits and perquisites for all employees, including the named executive officers. The Compensation Committee in its discretion may revise, amend or add to the officers’ executive benefits and perquisites if it deems advisable. We believe these benefits and perquisites are currently at competitive levels with comparable companies. We have no current plans to make changes to either the employment agreements (except as required by law or as required to clarify the benefits to which our named executive officers are entitled as set forth herein) or levels of benefits and perquisites provided below:

•	Healthcare contribution—In 2006, we paid for health and dental insurance premiums for certain named officers.

•

Moving expenses—In 2006 our chief executive officer relocated near to our headquarters location from New York State. We reimbursed him for normal moving expenses based industry standards for relocating the chief executive officer of a company of size similar to our own. Details of the relocation arrangements are detailed in his employment agreement. We reimbursed him for $90,000 for expenses related to his home sale.

•	Life and disability insurance premiums—Life insurance benefits are provided to certain of our executives at the rate of $250,000 per year.

•

401(k) employer matching—The 401(k) Plan covers all of our employees that are at least 21 years of age and have completed three months of service. We match 20 percent of the first two percent of the participant’s elected salary deferral.

Setting Executive Compensation

The process of determining compensation for the named executive officers begins with a presentation from Radford Surveys and Consulting, a third party surveyor of compensation data, to the Compensation Committee in January. During 2006, the Compensation Committee relied on third-party industry compensation surveys for companies in the biopharmaceutical industry with similar revenue size based on number of employees (between 50 and 150). We believe that the practices of this group of companies chosen by the surveys provide us with appropriate compensation benchmarks because these companies are similar in size and stage of development within our industry and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies of a similar size and stage of development as our company. Specifically, we use the following market data to establish our salary and target incentive levels: The Compensation Committee targets the median base salary level (50% percentile) of the survey data for the base salaries of the named executive officers. Adjustments to this base salary level may be made based on the named executive officer’s level of responsibility and experience. The Compensation Committee may also consider the named executive officer’s success in achieving business results.

We may use different survey and market data to establish our salary and target incentive levels in the future.

Employment Agreements

We have severance and change of control agreements with each of Mr. Hewett, Dr. Terstappen, Mr. Murphy and Mr. Wilcox. Under these agreements, if we experience a change in control, or the employee terminates his employment for good reason or is terminated by us under any circumstance other than for cause, disability or death then, notwithstanding the terms and conditions of the employee’s stock option agreement, all restrictions on the sale or transfer of shares of our common stock will be removed to the extent law permits, all unvested stock options granted to the employee will immediately vest, the employee will receive a severance package equal to 12 months of his base salary at the time of termination, and his benefits under our benefit plans existing and applicable to the employee at the time of his termination may be continued for this 12 month severance period.

Each of these agreements provides that, to the extent that the severance payments and benefits payable under these agreements would cause the employee to be liable for excise taxes applicable by reason of Section 4999 of the Code, the employee will receive additional “gross up” payments to indemnify the employee for the effect of the excise taxes. However, we and each employee have promised to make all reasonable efforts to prevent the application of such excise taxes.

Role of Executive Officers in Establishing Compensation

Our chief executive officer and the Chairman of the Compensation Committee annually review the performance of each Named Executive Officer (other than the Chief Executive Officer) and the named executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Compensation Committee ultimately makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to the executive officers.

Review of CEO Compensation

Mr. Hewett’s base salary was set at $330,000 per year for 2006 and his bonus for 2006 performance was $170,000. The Compensation Committee determined Mr. Hewett’s base salary and performance bonus after considering a variety of factors, including Mr. Hewett’s performance, his level of responsibility within our company and the third party industry surveys discussed above.

Compensation for Newly Hired Named Executive Officers

When determining compensation for a new named executive officer, the Compensation Committee considers the individual’s skills, background and experience, the individual’s potential impact on our short-and long-term success, and competitive data from both the list of peer companies and industry-specific published surveys, and data collected from executive search consultants and prospective candidates during the recruitment process.

In addition, we typically make a grant of stock options when a named executive officer is hired and may, at our discretion, also grant restricted stock upon hire. Options are granted at no less than 100% of the fair market value on the date of grant.

Tax and Accounting Implications

Compensation Deduction Limit. As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct non-performance-based compensation of more than $1,000,000 that is paid to certain individuals. The Compensation Committee has considered the $1,000,000 limit for federal income tax purposes on deductible executive compensation that is not performance-based and believes that the compensation paid is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee reserves the flexibility to and may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company’s named executive officers.

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by our Named Executive Officer for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)
Byron D. Hewett; Chief Executive Officer and President	2006	328,942				204,000		106,510	639,452

James G. Murphy; Senior Vice President, Finance and Administration, and Chief Financial Officer	2006	249,711				120,000		16,618	386,329

Leon W.M.M. Terstappen, M.D., Ph.D.; Senior Vice President, Research and Development, and Chief Scientific Officer	2006	274,711				132,000		13,808	420,519

James L. Wilcox; Vice President, Chief Counsel and Corporate Secretary	2006	229,615				84,000		6,229	319,845

Michael T. Kagan; Vice Present—Operations	2006	214,712				78,000		6,949	299,660

Edward L. Erickson; Executive Chairman and former Chief Executive Officer (1)	2006	60,327				26,250		4,081	90,658

(1).	In accordance with our publicly announced succession plan, Mr. Erickson ceased to be an executive officer and employee on March 31, 2006 and continued to serve as non-executive Chairman of the Board thereafter.

(2)

There were no stock or option awards to our named executive officers in the year ended December 31, 2006. Generally, the Compensation Committee approves the eligible equity award to our named executive officers along with the amount and types of the equity awards. An award agreement is sent to each recipient. This grant agreement describes the amount and type of awards, as well as the terms and conditions of the awards. These awards are made in accordance with the terms of the Amended and Restated Equity Compensation Plan, or Option Plan. The Option Plan has been approved by the stockholders and may be modified in limited instances by the Compensation Committee. Our Chief Executive Officer has the authority to approve option grants to employees, other than officers of the company. The exercise price for option grants are based on the closing stock price on the day of the award or grant date. In accordance with SFAS No. 123(R), the Company determines the fair value of options as of the grant date. The fair value of each of our stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model. The Plan requires that exercise prices of stock options may not be less than the market value of the common stock on the date of the grant. The date of grant is determined when both parties have reached a mutual understanding of the key terms of the grant. In general, stock options granted to employees under the Plan have ten-year terms and vest over four years from the date of grant. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. See footnote 8 of our consolidated financial statements in our Annual Report on Form 10-K for assumptions used in our calculations. In accordance with SFAS No. 123(R), the Company determines the fair value of Restricted Stock as the closing price of the common stock as of the grant date.

(3)	All Other Compensation is comprised of the following:

Name	Year	Premiums for Life Insurance ($)	Premiums for Family Health Insurance ($)	Company Contributions to Retirement and 401(k) Plans ($)	Option Exercise ($)	Moving Expense ($)	Total ($)
Byron D. Hewett	2006		15,265	880		90,365	$106,510
James G. Murphy	2006	473	15,265	880		—	$16,618
Leon W.M.M Terstappen, MD	2006	450	12,478	880		—	$13,808
James L. Wilcox	2006		5,349	880		—	$6,229
Michael T. Kagan	2006		6,090	859		—	$6,949
Edward L. Erickson	2006		3,844	237		—	$4,081

Grant of Plan-Based Awards—2006 (1)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Max	Threshold	Target	Max
		($)	($)	($)	(#)	(#)	(#)
Byron D. Hewett		—	—	—	—	—	—	—	—	—	—
James G. Murphy		—	—	—	—	—	—	—	—	—	—
Leon W.M.M. Terstappen, M.D. Ph.D		—	—	—	—	—	—	—	—	—	—
James L Wilcox		—	—	—	—	—	—	—	—	—	—
Michael Kagan		—	—	—	—	—	—	—	—	—	—

(1)	There were no grants issued to the named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year-End—2006

The following table provides details regarding outstanding equity awards for our named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name	Exercisable	Unexercisable
Byron D. Hewett	125,000	125,000	(2)	$8.40	10/25/2008	10/25/2014	100,000	332,000
	12,500	37,500	(3)	$4.91	04/23/2009	04/23/2015
	25,000	25,000	(4)	$4.13	08/26/2007	08/26/2015
	24,999	75,001	(5)	$3.36	12/29/2009	12/29/2015

James G. Murphy	34,334	—		$1.05	11/01/2004	11/01/2009	60,000	199,200
	18,667	—		$1.65	06/16/2005	06/16/2010
	18,667	—		$2.40	11/01/2005	08/21/2010
	69,333	17,334	(6)	$2.40	01/17/2007	01/17/2012
	16,000	10,667	(7)	$2.40	01/16/2008	01/16/2013
	32,584	10,862	(8)	$2.40	09/23/2007	09/23/2013
	9,999	30,001	(9)	$2.55	(9)	12/03/2013

Leon W.M.M Terstappen, M.D. Ph.D	46,667	—		$3.00	04/30/2003	04/30/2008	100,000	322,000
	11,000	—		$1.05	04/15/2004	04/15/2009
	16,667	—		$1.65	06/16/2005	06/16/2010
	16,667	—		$2.40	08/21/2005	08/21/2010
	85,333	21,334	(10)	$2.40	01/17/2007	01/17/2012
	16,000	10,667	(11)	$2.40	01/16/2008	01/16/2013
	14,719	4,907	(12)	$2.55	09/23/2007	09/23/2013
	16,667	—	(9)	$2.55	(9)	12/03/2013

James L. Wilcox	23,334	—		$2.40	09/01/2005	09/01/2010
	2,667	—		$2.40	01/18/2006	01/18/2011
	10,667	2,667	(13)	$2.40	01/17/2007	01/17/2012
	6,000	4,000	(14)	$2.40	01/16/2008	01/16/2013
	12,500	4,167	(15)	$2.55	09/23/2007	09/23/2013
	17,000	17,000	(16)	$8.00	04/15/2008	04/15/2014
	5,000	15,000	(17)	$5.75	02/14/2009	02/14/2015
	7,500	7,500	(18)	$4.13	08/26/2007	08/26/2015

Michael T. Kagan	4,167	—		$1.05	04/23/2004	04/23/2009
	2,667	—		$1.05	03/14/2005	03/14/2010
	15,334	—		$1.65	06/16/2005	06/16/2010
	15,334	—		$2.40	08/21/2005	08/21/2010
	33,333	8,334	(19)	$2.40	01/17/2007	01/17/2012
	8,000	5,334	(20)	$2.40	01/16/2008	01/16/2013
	5,000	1,667	(21)	$2.55	09/23/2007	09/23/2013
	15,000	—		$5.75	12/31/2005	02/14/2015

Edward L. Erickson	15,000	—		$3.00	04/23/2003	04/30/2008
	5,000	—		$3.00	10/01/2003	10/01/2008
	50,000	—		$1.65	06/16/2005	06/16/2010
	50,000	—		$2.40	08/21/2005	08/21/2010
	186,667	46,667	(22)	$2.40	01/17/2007	01/17/2012
	24,661	16,441	(23)	$2.40	01/16/2008	01/16/2013
	33,848	11,284	(24)	$2.55	09/23/2007	09/23/2013
	24,999	75,001	(9)	$2.55	(9)	12/03/2013
	—	15,000	(25)	$5.08	04/20/2008	04/20/2016

(1)	Market value of the unvested shares is calculated using the closing price of our Common Stock on December 31, 2006, which was $3.32.

(2)	Options vest annually with 62,500 vesting at October 25, 2007 and 62,500 vesting at October 25, 2008.

(3)	Options vest annually with 12,500 vesting at April 23, 2007, 12,500 vesting at April 23, 2008 and 12,500 vesting at April 23, 2009.

(4)	Options vest semi-annually with 12,500 vesting on February 26, 2007 and 12,500 vesting August 26, 2007.

(5)	Options vest annually with 25,001 vesting December 29, 2007, 25,000 vesting December 29, 2008 and 25,000 vesting December 29, 2009.

(6)	Options vest annually with 17,334 vesting on January 17, 2007.

(7)	Options vest annually with 5,333 vesting on January 16, 2007 and 5,334 vesting on January 16, 2008.

(8)	Options vest annually with 10,862 vesting on September 23, 2007.

(9)	In December 2003, we granted options to purchase 100,000 shares of our common stock to Mr. Erickson, our then Chief Executive Officer, 40,000 shares of our common stock to Mr. Murphy, our Chief Financial Officer, and 16,667 shares of our common stock to Dr. Terstappen, our Chief Scientific Officer, in each case at an exercise price below fair value, determined with hindsight. These options vest upon the earlier of five years from the date of grant or the achievement by each respective employee of certain performance milestones. The vesting for the options given to the then Chief Executive Officer and Chief Financial Officer occur as follows:
•	25% on the first anniversary of the completion of a financing which raises at least $50 million in net proceeds. This vesting milestone was achieved in second quarter of 2005;
•	25% upon the achievement of net sales to end users, as defined, of at least $2 million per month for three consecutive months; and
•	50% upon the achievement of net sales to end users, as defined, of at least $8 million per month for three consecutive months.

The remaining two milestones had not been reached as of December 31, 2006.

The vesting for our Chief Scientific Officer is as follows:

•	25% on the first anniversary of the completion of a financing which raises at least $50 million in net proceeds. This milestone was reached in second quarter of 2005;
•

25% upon the commercial launch of the CellSpotter/AutoPrep configuration for an in vitro diagnostic or research use only application, as determined by our compensation committee; This milestone was reached in the third quarter of 2004, and

•	50% upon the commercial launch of CellTracks, as determined by our compensation committee. This milestone was reached in the second quarter of 2005.

(10)	Options vest annually with 21,334 vesting on January 17, 2007.

(11)	Options vest annually with 5,333 vesting on January 16, 2007 and 5,334 vesting on January 16, 2008.

(12)	Options vest annually with 4,907 vesting on September 23, 2007

(13)	Options vest annually with 2,667 vesting on January 17, 2007

(14)	Options vest annually with 2,000 vesting on January 16, 2007 and 2,000 vesting on January 16, 2008.

(15)	Options vest annually with 8,500 vesting on April 15, 2007 and 8,500 vesting on April 15, 2008.

(16)	Options vest annually with 5,000 vesting on February 14, 2007, 5,000 vesting on February 14, 2008 and 5,000 vesting on February 14, 2009.

(17)	Options vest semi-annually with 3,750 vesting on February 26, 2007 and 3,750 vesting August 26, 2007.

(18)	Options vest semi-annually with 7,500 vesting on February 26, 2007 and 7,500 vesting August 26, 2007

(19)	Options vest annually with 8,334 vesting on January 17, 2007

(20)	Options vest annually with 2,667 vesting on January 16, 2007 and 2,667 vesting on January 16, 2008.

(21)	Options vest annually with 1,667 vesting on September 23, 2007

(22)	Options vest annually with 46,667 vesting on January 17, 2007.

(23)	Options vest annually with 8,220 vesting on January 16, 2007 and 8,221 vesting on January 16, 2008.

(24)	Options vest annually with 11,284 vesting on September 23, 2007

(25)	Options vest annually with 7,500 vesting on April 20, 2007 and 7,500 vesting on April 20, 2008.

Options Exercised and Stock Vested—2006

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Byron D. Hewett
James G. Murphy
Leon W.M.M Terstappen, MD
James L. Wilcox
Michael T. Kagan
Edward L. Erickson	49,667	$161,010	(1)

(1)	Represents the difference between the market price of the common stock on the date of exercise and the exercise date. In accordance with our publicly announced succession plan, Mr. Erickson ceased to be an executive officer and employee on March 31, 2006 and continued to serve as non-executive Chairman of the Board.

Pension Benefits—2006

The Company does not provide pension benefits. The Company provides a discretionary match under the Company’s 401(k) Plan.

Non-Qualified Deferred Compensation—2006

The Company does not have non-qualified deferred compensation plans in which our Named Executive Officers participate.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

We have severance and change of control agreements with each of Mr. Hewett, Dr. Terstappen, Mr. Murphy and Mr. Wilcox. Under these agreements, if we experience a change in control, or the employee terminates his employment for good reason or is terminated by us under any circumstance other than for cause, disability or death then, notwithstanding the terms and conditions of the employee’s stock option agreement, all restrictions on the sale or transfer of Shares will be removed to the extent law permits, all unvested stock options granted to the employee will immediately vest, the employee will receive a severance package equal to 12 months of his base salary at the time of termination, and his benefits under our benefit plans existing and applicable to the employee at the time of his termination may be continued for this 12 month severance period.

In general terms, a change of control under these agreements occurs:

•

if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities, unless the holders of our voting Shares immediately prior to the acquisition beneficially own more than 50% of the combined voting power of the securities in the resulting entity or its parent;

•

if we consummate a merger, reorganization or consolidation, unless the holders of our voting Shares immediately prior to the merger, reorganization or consolidation beneficially own more than 50% of the combined voting power of the securities in the merged, reorganized or consolidated entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•

if the individuals who, as of March 19, 2003, constituted our board of directors (the “Incumbent Directors”) cease to constitute a majority of our board of directors for any reason; provided, however, that any director who is elected as a director subsequent to March 19, 2003 and whose election was approved by a majority of the Incumbent Directors who are directors at the time of the election shall be considered an Incumbent Director for purposes of this provision.

Each of these agreements provides that, to the extent that the severance payments and benefits payable under these agreements would cause the employee to be liable for excise taxes applicable by reason of Section 4999 of the Code, the employee will receive additional “gross up” payments to indemnify the employee for the effect of the excise taxes. However, we and each employee have promised to make all reasonable efforts to prevent the application of such excise taxes.

The Named Executive Officers are also subject to non-competition, non-solicitation and confidentiality obligations, which are conditions to payment of the severance benefits under these agreements.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change in control agreement had their employment with the Company terminated on December 31, 2006 under the circumstances described above. These payments would be made as a lump sum payment under a change of control and payments under termination without cause or for good cause would be made over a twelve month period.

Name	Termination w/o Cause or for Good Reason ($)	Change in Control ($)	Voluntary Termination	Death	Disability
Byron D. Hewett
Severance pay	330,000	330,000	—	—	—
Stock option vesting acceleration	332,000	332,000	—	—	—
Healthcare benefits	15,265	15,265	—	—	—
Life insurance premiums	—	—	—	—	—
Tax gross-ups subject to excise tax imposted by Section 4999	66,400	66,400	—	—	—
James G. Murphy
Severance pay	250,000	250,000	—	—	—
Stock option vesting acceleration	258,055	258,055	—	—	—
Healthcare benefits	15,265	15,265	—	—	—
Life insurance premiums	473	473	—	—	—
Tax gross-ups subject to excise tax imposted by Section 4999	100,105	100,105	—	—	—
Leon W.M.M Terstappen, MD
Severance pay	275,000	275,000	—	—	—
Stock option vesting acceleration	355,219	355,219	—	—	—
Healthcare benefits	12,478	12,478	—	—	—
Life insurance premiums	450	450	—	—	—
Tax gross-ups subject to excise tax imposted by Section 4999	111,137	111,137	—	—	—
James L. Wilcox
Severance pay	230,000	230,000	—	—	—
Stock option vesting acceleration	9,342	9,342	—	—	—
Healthcare benefits	5,349	5,349	—	—	—
Life insurance premiums	—	—	—	—	—
Tax gross-ups subject to excise tax imposted by Section 4999	11,644	11,644	—	—	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hewett is the only executive officer that serves as a member of our board of directors. None of our named executive officers serves on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its named executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

DIRECTOR COMPENSATION

During 2006, each of our directors received $15,000 in annual cash compensation. An additional $10,000 cash retainer was given to the Audit and Compliance Committee Chairperson. The Compensation and Nominating and Governance Chairpersons each received an additional $5,000 cash retainer in 2006. The Chairperson of the Board will receive a $50,000 annual cash retainer, without any further payment. In addition, each of our non-employee directors received an option to purchase 10,000 Shares. Each non-employee chairperson of a committee of our board of directors also received an option in 2006 to purchase an additional 4,000 Shares. These options generally become vested over a period of two years. We also paid the following fees in 2006 for meetings attended by various non-employee directors:

•	$2,500 meeting fee for each director for each meeting of our board of directors attended in person.

•	$750 meeting fee for each director for each meeting of our board of directors attended via conference telephone.

•	$750 meeting fee for each committee member for each meeting of a committee of the board attended in person.

•	$750 meeting fee for each committee member for each meeting of a committee of our board attended via conference telephone.

On January 24, 2007, the board of directors approved changes to the equity compensation of and re-approved the current cash compensation of its non-employee directors. This compensation arrangement is effective as of January 1, 2007 and supersedes the compensation arrangements with respect to non-employee directors that were in effect immediately prior to that date.

Effective January 1, 2007, the equity compensation of our non-employee directors is as follows:

•	Upon election to the board of directors, a new director will receive a restricted stock grant 7,143 Shares.

•	Each director will receive an annual restricted stock grant of 4,286 Shares.

•	Each director who chairs a committee of our board of directors will receive an annual restricted stock grant of 1,143 Shares.

•	The Chairperson of the Board will receive an annual restricted stock grant of 5,715 Shares.

•	The restricted stock grants discussed above will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jonathan Cool	39,250	—	33,841	—	—	—	73,091
Edward Erickson (2)	37,500		46,564			104,283	188,347
William J. Freytag	37,750		33,841				71,591
Brian Geiger	53,000		42,865				95,865
Zola Horovitz	40,250		42,865				83,115
Allen Lauer	39,000		33,841				72,841
Elizabeth Tallett	48,000		42,865				90,865

1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” The fair value of each of our stock option awards is estimated on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The fair value of our stock option awards, which are subject to the straight line vesting method, is recorded as an expense using a straight-line basis over the vesting life of the stock options. In selecting the historical volatility approach we had reviewed similar entities as well as the AMEX Biotechnology Index and based on this analysis, chose our own historical volatility as the best measure of expected volatility. Additionally, we began using the simplified calculation of expected life, described in SAB 107, compared to our historical grants. Management believes that this calculation provides a reasonable estimate of expected life for our employee stock options. The risk-free interest rate assumption is based upon the rate applicable to the US Treasury security with a maturity equal to the expected term of the option on the grant date.

Stock Option Grant Dates
	Jan. 19, 2006	Apr. 20, 2006
Volatility	60.5%	59.4%
Risk Free Rate	4.32%	4.92%
Expected Option Life	6.25 years	6.25 years

2)	In accordance with our publicly announced succession plan, Mr. Erickson ceased to be an executive officer and employee on March 31, 2006 and served as non-executive Chairman of the Board. Other compensation includes healthcare premiums of $6,896 paid by the Company for Mr. Erickson and income earned from exercising options of $97,387.

At fiscal year-end the aggregate number of option awards outstanding for each director was as follows: Mr. Cool 42,335; Mr. Erickson 554,568; Mr. Freytag 57,670; Mr. Geiger 58,000; Mr. Horovitz 68,671; Mr. Lauer 43,668; and Ms. Tallett 65,670.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE AUDIT AND COMPLIANCE COMMITTEE, THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE [    ] SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT OR ANY PORTION OF THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT IMMUNICON CORPORATION SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Zola P. Horovitz, Ph.D., Chair

Jonathan Cool

J. William Freytag, Ph.D.

Brian Geiger

Allen Lauer

Elizabeth Tallett

April 24, 2007

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

We have reviewed and discussed the consolidated financial statements of the Company and its subsidiaries to be set forth in the Company’s 2006 Annual Report to Stockholders and at Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, with management of the Company and Deloitte & Touche LLP, independent public accountants for the Company.

We have discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Deloitte its independence from the Company.

Based on the review and discussions with management of the Company and Deloitte referred to above, we recommend to our board of directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2006 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s 2006 Annual Report to Stockholders.

It is not the duty of the Audit and Compliance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent public accountants. In giving its recommendation to our board of directors, the Audit and Compliance Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles; and (ii) the reports of the Company’s independent registered public accountants with respect to such financial statements.

Respectfully submitted,

AUDIT AND COMPLIANCE COMMITTEE

Brian J. Geiger, Chair

Elizabeth E. Tallett

Allen J. Lauer

April 24, 2007

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the Shares with the cumulative total return of the Nasdaq Composite Index and the AMEX Biotechnology Index for the period beginning on April 16, 2004, the date on which our common stock commenced trading on Nasdaq, and ending on December 31, 2006, the last trading day of our fiscal year. The comparison assumes $100 was invested on April 16, 2004 in our common stock and each of the foregoing indices and also assumes reinvestment of all dividends, although we have never paid cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG IMMUNICON CORPORATION,

THE NASDAQ COMPOSITE INDEX

AND THE AMEX BIOTECHNOLOGY INDEX

	Cumulative Total Return
	04/16/04	06/30/04	09/30/04	12/31/04	03/31/05	06/30/05	09/30/05	12/31/2005	03/31/2006	06/30/2006	09/30/2006	12/31/2006
IMMUNICON CORPORATION	100.00	98.13	125.00	87.25	73.63	63.50	49.13	41.50	50.38	65.13	54.75	41.50
NASDAQ COMPOSITE INDEX	100.00	102.61	95.04	109.00	100.17	103.07	107.81	121.02	116.94	108.84	113.16	121.02
AMEX BIOTECHNOLOGY INDEX	100.00	97.52	97.95	101.68	92.08	105.45	121.15	140.91	133.20	124.04	125.11	140.91
*	THE ABOVE TABLE ASSUMES $100 INVESTED ON APRIL 16, 2004 IN OUR COMMON STOCK, THE NASDAQ COMPOSITE INDEX AND THE AMEX BIOTECHNOLOGY INDEX. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS, ALTHOUGH WE HAVE NEVER PAID CASH DIVIDENDS.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our named executive officers and directors and persons who own more than ten percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our common stock and any other equity securities with the SEC. Executive officers, directors, and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4, and 5 furnished to us, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required to be filed by such persons, we believe that all of our executive officers, directors, and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them during 2006, however, in 2007, Dr. Horovitz’s report regarding a restricted share grant was filed late.

ADVANCE NOTICE PROVISIONS

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our board of directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in the bylaws. In addition, any stockholder who wishes to submit a nomination to our board of directors must deliver written notice of the nomination with this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance – Selection of Directors and Stockholder Nominations Process” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement as described below.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Secretary at Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, no later than December 28, 2007.

OTHER MATTERS

Our board of directors is not aware of any other matter not set forth herein that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxies to vote the Shares represented thereby in accordance with the recommendation of our board of directors on such matters.

By Order of the Board of Directors,

James L. Wilcox
Vice President, Chief Counsel and Secretary

Dated:	April 24, 2007

Upon written request to the Chief Counsel, Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, we will provide, without charge, to any stockholder solicited hereby, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financials and the schedules thereto.

Appendix A

AMENDMENT 2007-1

TO THE

IMMUNICON CORPORATION

AMENDED AND RESTATED EQUITY COMPENSATION PLAN

WHEREAS, the Immunicon Corporation (the “Company”) maintains the Immunicon Corporation Amended and Restated Equity Compensation Plan (the “Plan”) for the benefit of its eligible employees, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”) have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the Plan and the anticipated number of shares of Common Stock to be issued or transferred under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 250,000 shares, to a total of 5,016,667 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

The first sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 5,016,667 shares, which number of shares is inclusive of any shares issued or transferred under the Plan prior to the Effective Date (the “Share Amount”).”

IN WITNESS WHEREOF, to record the adoption of this Amendment 2007-1 to the Plan, the Company has caused the execution of this instrument on this             day of             , 2007.

Attest:	IMMUNICON CORPORATION

By:
Title:

Appendix B

AMENDMENT 2007-1

TO THE

IMMUNICON CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, the Immunicon Corporation (the “Company”) maintains the Immunicon Corporation 2004 Employee Stock Purchase Plan (the “Plan”) for the benefit of its eligible employees;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”) have been purchasable by eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the Plan and the anticipated number of shares of Common Stock to be issued under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 200,000 shares, to total of 400,000 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan, is hereby amended as follows:

The second sentence of Section IV.A of the Plan is hereby amended in its entirety to read as follows:

“The number shares of Common Stock reserved for issuance over the term of the Plan shall be limited to 400,000 shares.”

IN WITNESS WHEREOF, to record the adoption of this Amendment 2007-1 to the Plan, the Company has caused the execution of this instrument on this             day of             , 2007.

Attest:	IMMUNICON CORPORATION

By:
Title:

IMMUNICON CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 2007

The undersigned hereby appoints James G. Murphy, James L. Wilcox and Ellen Turk, or any of them acting singly in the absence of the others, as proxies with full power of substitution, to vote all shares of common stock that the undersigned has power to vote at the Annual Meeting of Stockholders of Immunicon Corporation to be held at 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006, on Tuesday, June 12, 2007, at 10:00 a.m., Philadelphia, Pennsylvania time, and at any adjournment or postponement hereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IMMUNICON CORPORATION.

1.	Election of Directors
1.	NOMINEES: Jonathan Cool, J. William Freytag, Ph.D., Brian J. Geiger, Byron D. Hewett, Zola P. Horovitz, Ph.D., Allen J. Lauer, and Elizabeth E. Tallett.
☐ FOR ALL NOMINEES ☐ WITHHOLD ALL NOMINEES

WITHHOLD for the following nominees only: (In the space below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

2.	Ratification of the appointment of Deloitte & Touche LLP as Immunicon Corporation’s independent registered public accountants for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

Approval of amendment to the Amended and Restated Equity Compensation Plan (the “Plan”) to increase by 250,000 shares the number of shares of common stock authorized for issuance or transfer under the Plan and approval of the entire Plan, as amended.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.

Approval of amendment to the Immunicon Corporation 2004 Employee Stock Purchase Plan (the “ESPP”) to increase by 200,000 shares the number of shares of common stock authorized for issuance or transfer under the ESPP and approval of the entire ESPP, as amended.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

(Continued from other side)

Please indicate whether you will attend the Annual Meeting of Stockholders on June 12, 2007.

I        ☐        plan/        ☐        do not plan to attend the Annual Meeting of Stockholders on June 12, 2007.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, WHEN A DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED AT THE ANNUAL MEETING FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR ITEMS 2, 3 AND 4 AND WILL GRANT AUTHORITY TO THE PROXIES, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING FOR IMMUNICON CORPORATION CALLED FOR JUNE 12, 2007 AND ATTACHED PROXY STATEMENT FOR THE ANNUAL MEETING.

Note: Please sign exactly as your name appears and print the date on which you sign in the spaces provided below. When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                                                       , 2007

Signature

Signature, if held jointly

Note: Please return in the enclosed postage paid envelope.